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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Proxy Statement and to the incorporation by reference of our report dated March 23, 2009 with respect to the financial statements and financial highlights of RiverSource Portfolio Builder Aggressive Fund, RiverSource Portfolio Builder Moderate Aggressive Fund, and RiverSource Portfolio Builder Total Equity Fund included in the Annual Reports for the year ended January 31, 2009 in the Registration Statement (Form N-14) of the RiverSource Market Advantage Series, Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-157556).


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 13, 2009